Exhibit 10.11

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LICENSE AGREEMENT

THIS LICENSE AGREEMENT (the “Agreement”) is entered into as of August 24, 2018 (the “Effective Date”), by and between ION CHANNEL INNOVATIONS, LLC, a limited liability company organized under the laws of the State of New York and having an address of 23 Agnes Circle, Ardsley, NY 10502, U.S. (“Licensor”), and UROVANT SCIENCES, GMBH, a company organized under the laws of Switzerland and having an address of Viaduktstrasse 8, 4051 Basel, Switzerland (“Licensee”). Licensor and Licensee may be referred to herein individually as a “Party” or collectively as the “Parties”.

RECITALS

WHEREAS, Licensor is an early stage biotechnology company dedicated to improving the quality of life of millions of people with specific smooth muscle based urologic disorders through treatment with its plasmid-based gene therapy, and Licensor owns or controls certain patents, know-how and data relating to such gene therapy; and

WHEREAS, Licensee desires to obtain from Licensor, and Licensor desires to grant to Licensee, an exclusive worldwide license to develop, manufacture and commercialize Licensor’s gene therapy product, all subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Licensor and Licensee hereby agree as follows:

ARTICLE 1

DEFINITIONS

“Accounting Standards” shall mean internationally recognized accounting principles (including IFRS, US GAAP, and the like), in each case, as generally and consistently applied by the applicable Selling Entity.

“Affiliate” means:

(i)

with respect to the Licensee, any entity or any other person that controls, is controlled by, or is under common control with, the Licensee, but excluding Roivant Sciences Ltd., a company organized under the laws of Bermuda (“Roivant”), and any entity or any other person controlled by, or under common control with, Roivant other than through the intermediary of Urovant Sciences Ltd.,

(ii)	with respect to Licensor, any entity or other person that controls, is controlled by, or is under common control with, Licensor; and

(iii)	with respect to any Third Party, any entity or other person that controls, is controlled by, or is under common control with, such Third Party.

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“Applicable Laws” means the applicable provisions of any and all national, supranational, regional, state and local laws, treaties, statutes, rules, regulations, administrative codes, guidance, ordinances, judgments, decrees, directives, injunctions, orders, permits (including MAAs) of or from any court, arbitrator, Regulatory Authority or Governmental Authority having jurisdiction over or related to the subject item.

“Auditor” has the meaning set forth in Section 7.9 (Audit Dispute).

“Business Day” means a day other than a Saturday, Sunday or a bank or other public holiday in Basel, Switzerland; or New York, New York.

“Calendar Year” means each respective period of twelve (12) consecutive months ending on December 31.

“cGMP” means the then-current standards for Good Manufacturing Practices, as defined in FDA rules and regulations or as defined in another Regulatory Authority’s rules and regulations, that apply to the manufacture of Gene Therapy or Licensed Product, including (a) the United States regulations set forth in Title 21 of the United States Code of Federal Regulations Parts 11, and 820 and the corresponding regulation of any other applicable Regulatory Authority, (b) the International Organization for Standardization (ISO) 13485, and (c) all additional Regulatory Authority documents that correspond to, replace, amend, modify, supplant, or complement any of the foregoing.

“Claims” means all Third Party demands, claims, suits, actions, investigations proceedings and liabilities (whether criminal or civil, in contract, tort or otherwise) for losses, damages, fees, costs (including reasonable attorneys’ fees), and other expenses of any nature.

“CMC” means chemistry, manufacturing, and controls.

“CMO” means a Third Party contract manufacturing organization.

“Combination Product” means any Licensed Product comprising a Gene Therapy and at least one other active compound or ingredient, that is formulated together (i.e., a fixed dose combination), mixed together or packaged together and sold for a single price.

“Commercialization” means the conduct of all activities undertaken before and after Regulatory Approval relating to the promotion, marketing, sale and distribution (including importing, exporting, transporting, customs clearance, warehousing, invoicing, handling and delivering Licensed Products to customers) of Licensed Products in or outside of the Territory, including: (a) sales force efforts, detailing, advertising, medical education, planning, marketing, sales force training, and sales and distribution; and (b) scientific and medical affairs. For clarity, Commercialization does not include any Development activities, whether conducted before or after Regulatory Approval. “Commercialize”, “Commercialized”, and “Commercializing” have correlative meanings.

“Commercially Reasonable Efforts” means, with respect to a Party’s obligations under this Agreement relating to Gene Therapies and Licensed Products, those efforts and resources that

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are consistent with the exercise of customary scientific and business practices, as applied by such Party for development, regulatory, manufacturing and commercialization activities conducted with respect to products at a similar stage of development or commercialization and having similar commercial potential, taking into [***]. The Parties hereby agree that the level of effort may be different for different markets and may change over time, reflecting changes in the status of the aforementioned attributes and potential of the Licensed Product(s).

“Confidential Information” of a Party means all Know-How, materials, and other proprietary scientific, marketing, financial, or commercial information that is: (a) disclosed by or on behalf of such Party or any of its Affiliates or otherwise made available to the other Party or any of its Affiliates, whether made available orally, in writing, or in electronic form; or (b) learned by the other Party pursuant to this Agreement. The existence and terms of this Agreement are the Confidential Information of both Parties. All information disclosed by Licensor under the Confidentiality Agreement that relates to any Gene Therapy or Licensed Product or the transaction under this Agreement is deemed the Confidential Information of Licensor under this Agreement, and all information disclosed by Roivant Sciences, Inc. under the Confidentiality Agreement that relates to any Gene Therapy or Licensed Product or the transaction under this Agreement is deemed the Confidential Information of Licensee under this Agreement. Notwithstanding the foregoing to the contrary, during the Term, Licensor Know-How that is solely related to a Gene Therapy or a Licensed Product will be deemed to be the Confidential Know-How of Licensee.

“Confidentiality Agreement” means mutual nondisclosure agreement that is between Licensor and Roivant Sciences, Inc. and that is dated August 12, 2018.

“Consulting Agreement” means the consulting agreement that is between Urovant Sciences, Inc. and Dr. Arnold Melman and that is dated as of August 24, 2018.

“Control” or “Controlled” means, with respect to any Know-How, materials, Patents or other intellectual property rights, the legal authority or right (whether by ownership, license or otherwise but without taking into account any rights granted by one Party to the other Party pursuant to this Agreement) of a Party to grant access, a license or a sublicense of or under such Know-How, materials, Patents or other intellectual property rights to the other Party, or to otherwise disclose proprietary or trade secret information to such other Party, without breaching the terms of any agreement with a Third Party, or misappropriating the proprietary or trade secret information of a Third Party.

“Cover” means, with respect to a claim of a Patent related to a Gene Therapy or Licensed Product, that such claim would be infringed, absent a license, by the manufacture, use, offer for sale, sale or importation of such Gene Therapy or Licensed Product (considering claims of patent applications to be issued as then pending). “Covered” has a correlative meaning.

“Data” means any and all scientific, technical and test data pertaining to the Gene Therapies or Licensed Products, including research data, clinical pharmacology data, CMC data (including analytical and quality control data and stability data), pre-clinical data, clinical data or submissions made in association with an IND or MAA with respect to any Gene Therapy or Licensed Product, in each case that is Controlled by a Party.

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“Develop” means to develop (including clinical, non-clinical and CMC development), analyze, test and conduct preclinical, clinical and all other regulatory trials for a Gene Therapy or a Licensed Product, including all post-approval clinical trials, as well as all related regulatory activities and any and all activities pertaining to new Indications, pharmacokinetic studies and all related activities including work on new formulations, new methods of treatment and CMC activities including new manufacturing methods. “Developing” and “Development” have correlative meanings.

“Disclosing Party” has the meaning set forth in Section 11.1(a) (Duty of Confidence).

“Dollar” means United States dollars and “$” shall be interpreted accordingly.

“EMA” means the European Medicines Agency or any successor agency thereto.

“European Union” or “EU” means the economic, scientific and political organization of member states known as the European Union, as its membership may be altered from time to time, and any successor thereto.

“Excluded Claim” has the meaning set forth in Section 13.9(g) (Dispute Resolution).

“FDA” means the U.S. Food and Drug Administration or any successor agency thereto.

“Field” means the treatment, prevention and diagnosis of any and all human and animal diseases, disorders and conditions.

“First Commercial Sale” means, on a Licensed Product-by-Licensed Product and country-by-country basis, the first sale by or on behalf of Licensee or any of its Affiliates to a Third Party for end use or consumption of a Licensed Product that is Covered by a Valid Claim of a Licensor Patent in a given country in the Territory after Regulatory Approval has been granted with respect to such Licensed Product in such country. A First Commercial Sale will not include any Licensed Product: (a) supplied for use in clinical trials, for research or for other non-commercial uses, or as part of a compassionate use program (or other program for providing Licensed Product before it has received Regulatory Approval in a country); or (b) not Covered by a Valid Claim of a Licensor Patent in a given country in the Territory after Regulatory Approval has been granted with respect to such Licensed Product in such country.

“Fiscal Quarter” means each of the following three (3)-month periods during each Fiscal Year: January 1 through March 31; April 1 through June 30; July 1 through September 30; and October 1 through December 31; provided, that the first Fiscal Quarter shall commence on the Effective Date and end on September 30, 2018.

“Fiscal Year” means the period from April 1 of a Calendar Year through March 31 of the following Calendar Year.

“Gene Therapy” means: (a) any gene therapy that: (i) has as a primary mechanism of action the expression of the Target; or (ii) is Covered by any Licensor Patent or disclosed in any

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expired Patent that was owned by the Licensor and that relates to the Target; and (b) all preparations, formulations and compositions of such gene therapy.

“Governmental Authority” means any national, international, federal, state, provincial or local government, or political subdivision thereof, or any multinational organization or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, any court or tribunal (or any department, bureau or division thereof, or any governmental arbitrator or arbitral body).

“IND” means any investigational new drug application, clinical trial application, clinical trial exemption or similar or equivalent application or submission for approval to conduct human clinical investigation filed with or submitted to a Regulatory Authority in conformance with the requirements of such Regulatory Authority.

“Indemnified Party” has the meaning set forth in Section 10.3 (Indemnification Procedure).

“Indemnifying Party” has the meaning set forth in Section 10.3 (Indemnification Procedure).

“Indication” means a separate and distinct disease, disorder, illness or health condition for which a separate Regulatory Approval may be filed.

“Initiation” means, with respect to a clinical trial, the enrollment of the first patient in such clinical trial.

“Invention” means any process, method, composition, composition of matter, article of manufacture, discovery or finding, patentable or otherwise, that is made, generated, conceived or otherwise invented as a result of a Party exercising its rights or carrying out its obligations under this Agreement, whether directly or via its Affiliates, agents or independent contractors, including all rights, title and interest in and to the intellectual property rights therein.

“JAMS Rules” has the meaning set forth in Section 13.9(b) (Dispute Resolution).

“Joint Inventions” has the meaning set forth in Section 8.1(b) (Ownership of Inventions).

“Joint Patents” has the meaning set forth in Section 8.1(b) (Ownership of Inventions).

“Know-How” means any information, including discoveries, improvements, modifications, processes, methods, techniques, protocols, formulas, Data, inventions, know-how, trade secrets and results, patentable or otherwise, including physical, chemical, biological, toxicological, pharmacological, safety, and pre-clinical and clinical data, dosage regimens, control assays, and product specifications, but excluding any Patents.

“Knowledge” means, when used in connection with Licensor or Licensee, with respect to any matter in question, the actual knowledge of, in the case of Licensor, the Chief Commercial Officer of Urovant Sciences, Inc., and in the case of Licensee, Licensee’s founders, employees, officers or members, in each case, following reasonable inquiry as to such matter.

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“Licensed Product” means any product containing a Gene Therapy as an active ingredient, alone or in combination with one or more other molecules or agents in any dosage form or formulation.

“Licensee Data” has the meaning set forth in Section 8.1(a) (Data).

“Licensee Indemnitee” has the meaning set forth in Section 10.1 (Indemnification by Licensor).

“Licensee Patents” means all Patents that: (a) Licensee or its Affiliates Control as of the Effective Date or during the Term; and (b) that are necessary or reasonably useful for the Development, manufacture or Commercialization of any Gene Therapy or Licensed Product in the Field in the Territory, excluding the Licensor Patents and the Joint Patents.

“Licensor Indemnitee” has the meaning set forth in Section 10.2 (Indemnification by Licensee).

“Licensor Know-How” means all Know-How that: (a) Licensor or its Affiliates Control as of the Effective Date or during the Term; and (b) is necessary or reasonably useful for the Development, manufacture or Commercialization of any Licensed Product or any gene therapy having as a primary mechanism of action the expression of the Target (including the Gene Therapy) in the Field in the Territory, including Licensor’s Sole Inventions and Licensor’s interest in Joint Inventions.

“Licensor Manufacturing Know-How” has the meaning set forth in Section 5.3(a) (Manufacturing Technology Transfer).

“Licensor Patents” means all Patents in the Territory that: (a) Licensor or its Affiliates Control as of the Effective Date or during the Term; and (b) are necessary or reasonably useful for the Development, manufacture or Commercialization of any Licensed Product or any gene therapy having as a primary mechanism of action the expression of the Target (including the Gene Therapy) in the Field in the Territory, including: (x) Licensor’s interest in Joint Patents in the Territory; (y) any Patents covering modifications, combinations, technological advances or improvements developed or acquired by Licensor during the Term; and (z) any Patents prepared or filed by Licensee that claim Licensor Know-How after the Effective Date. The Licensor Patents existing as of the Effective Date are listed on Exhibit A.

“Licensor Technology” means the Licensor Know-How and the Licensor Patents.

“MAA” means an application to the appropriate Regulatory Authority for approval to market for commercial sale a Licensed Product (but excluding Pricing Approval) in any particular country, including: (a) a new drug application submitted to the FDA pursuant to Section 505(b) of the Federal Food, Drug and Cosmetic Act, 21 U.S.C. § 355(b) (an “NDA”); (b) a biologics license application submitted to the FDA pursuant to the Public Health Service Act, 42 U.S.C. § 262 (a “BLA”), or (c) an application for authorization to market and/or sell a drug product submitted to a Regulatory Authority in a country other than the U.S., in each case ((a), (b) or (c)), including all amendments and supplements thereto.

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“Major Market” means each of the United States, the United Kingdom, France, Germany, Italy, Spain, and Japan.

“Manufacturing Transfer Period” has the meaning set forth in Section 5.3(a) (Manufacturing Technology Transfer).

“Net Sales” means the gross amount received, for the sale of a Licensed Product during the applicable Royalty Term, by a Selling Entity to a Third Party after deducting, if not previously deducted, from the amount received: [***].

“Patents” means: (a) all patents, certificates of invention, applications for certificates of invention, priority patent filings and patent applications; (b) any renewals, divisions, continuations continued prosecution applications, continuations-in-part, or requests for continued examination of any of such patents, certificates of invention and patent applications, any and all patents or certificates of invention issuing thereon, and any and all reissuances, reexaminations, divisions, substitutions, confirmations, registrations, revalidations, revisions, and additions of or to any of the foregoing; and (c) extensions, renewals or restorations of any of the foregoing by existing or future extension, renewal or restoration mechanisms, including supplementary protection certificates or the equivalent thereof.

“Phase 3 Clinical Trial” means a human clinical trial that would satisfy the requirements for a Phase 3 study as defined in 21 CFR § 312.21(c) (or any amended or successor regulations) or any equivalent regulations in other countries in the Territory, regardless of where such clinical trial is conducted.

“PMDA” means Japan’s Pharmaceuticals and Medical Devices Agency or any successor entity thereto.

“Pricing Approval” means such governmental approval, agreement, determination or decision establishing prices for a Licensed Product that can be charged or reimbursed in a regulatory jurisdiction where the applicable Governmental Authorities approve or determine the price or reimbursement of pharmaceutical products and where such approval or determination is reasonably necessary for the commercial sale of such Licensed Product in such jurisdiction.

“Product Infringement” has the meaning set forth in Section 8.4(a) (Notice).

“Public Official or Entity” means any: (a) officer or employee of a Governmental Authority or of a public international organization, or any person acting in an official capacity for or on behalf of such person; (b) officer, employee or person acting in an official capacity on behalf of a political party; (c) candidate for political office; (d) officer or employee of a government-owned or government-controlled entity or company, including public stock companies in which the majority shareholders are government-owned or government-controlled entities or companies, regardless of the officer’s or employee’s rank or title; (e) uncompensated honorary officials who have influence in the award of business; (f) members of royal families; (g) any entity hired to review or accept bids for a Government Authority; (h) officials, whether elected, appointed or under a contract, permanent or temporary, who hold a legislative, administrative, or judicial position of any kind in a country or territory; (i) person who performs public functions in any

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branch of the national, local, or municipal governments of a country or territory or who exercises a public function for any public agency or public enterprise of such country or territory; (j) executive, officer, agent or employee acting in a business (even if privately owned) providing a service to the general public; or (k) immediate family members of any of the persons listed above. An immediate family member is a parent, spouse, significant other, child, or sibling.

“Receiving Party” has the meaning set forth in Section 11.1(a) (Duty of Confidence).

“Regulatory Approval” means all approvals, including Pricing Approvals and MAAs, that are necessary for the commercial sale of a Licensed Product in a given country or regulatory jurisdiction.

“Regulatory Authority” means any applicable Governmental Authority responsible for granting Regulatory Approvals for Licensed Product, including the FDA, the EMA, the PMDA, and any corresponding national or regional regulatory authorities.

“Regulatory Documentation” means all applications, filings, submissions, approvals, licenses, registrations, permits, notifications and authorizations (or waivers), all correspondence submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority), all reports and documentation in connection with studies and tests (including study reports and study protocols, and copies of all interim study analysis), and all Data contained in any of the foregoing, with respect to the testing, Development, manufacture or Commercialization of any Licensed Product, including any IND, NDA, MAA, Regulatory Approval, manufacturing data and drug master files.

“Regulatory Exclusivity” means any exclusive marketing rights or data exclusivity rights conferred by any Regulatory Authority with respect to a pharmaceutical product other than a Patent, including orphan drug exclusivity, new chemical entity exclusivity, biologics exclusivity, new clinical data exclusivity, pediatric exclusivity, or rights similar thereto in other countries or regulatory jurisdictions.

“Remedial Action” has the meaning set forth in Section 4.4 (Remedial Actions).

“Royalty Term” has the meaning set forth in Section 7.3(b) (Royalty Term).

“SEC” has the meaning set forth in Section 11.7(a) (Disclosure to the SEC).

“Selling Entity” means Licensee, its Affiliates and Sublicensees.

“Sole Inventions” has the meaning set forth in Section 8.1(b) (Ownership of Inventions).

“Sublicense” means a license or sublicense to Develop, make, use, import, promote, offer for sale or sell any Gene Therapy or any Licensed Product.

“Sublicensee” means a Third Party to whom Licensee or its Affiliates has granted a Sublicense in accordance with the terms of this Agreement.

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“Target” means the voltage-gated potassium channels (for any species and either as a peptide or full protein) known as Maxi-K channels or BK channels. Maxi-K channels or BK channels are encoded by the KCNMA1 gene, also known as, for example, slo1, Kca1.1, SLO, hSlo, BKCA Alpha Subunit, BKTM, or PNKD3.

“Tax” or “Taxes” means any (a) all federal, provincial, territorial, state, municipal, local, foreign or other taxes, imposts, rates, levies, assessments and other charges in the nature of a tax (and all interest and penalties thereon and additions thereto imposed by any Governmental Authority), including all income, excise, franchise, gains, capital, real property, goods and services, transfer, value added, gross receipts, windfall profits, severance, ad valorem, personal property, production, sales, use, license, stamp, documentary stamp, mortgage recording, employment, payroll, social security, unemployment, disability, escheat, estimated or withholding taxes, and all customs and import duties, together with all interest, penalties and additions thereto imposed with respect to such amounts, in each case whether disputed or not; (b) any liability for the payment of any amounts of the type described in clause (a) as a result of being or having been a member of an affiliated, consolidated, combined or unitary group; and (c) any liability for the payment of any amounts as a result of being party to any tax sharing agreement or arrangement or as a result of any express or implied obligation to indemnify any other person with respect to the payment of any amounts of the type described in clause (a) or (b).

“Term” has the meaning set forth in Section 12.1 (Term).

“Territory” means worldwide.

“Third Party” means any entity other than Licensor or Licensee or an Affiliate of Licensor or Licensee.

“Transfer Plan” has the meaning set forth in Section 2.3 (Initial Transfer of Know-How and Materials).

“Transfer Tax” has the meaning set forth in Section 7.7(c) (Transfer Tax).

“United States” or “U.S.” means the United States of America, including its territories and possessions.

“Valid Claim” means a claim of an issued and unexpired Patent that has not been revoked or held unenforceable, unpatentable or invalid by a decision of a court or other governmental agency of competent jurisdiction that is not appealable or has not been appealed within the time allowed for appeal, and that has not been abandoned, disclaimed, denied or admitted to be invalid or unenforceable through reissue, re-examination or disclaimer or otherwise.

ARTICLE 2

LICENSE GRANTS

2.1 Licenses to Licensee. Licensor hereby grants to Licensee an exclusive (even as to Licensor), royalty-bearing license, with the right to grant Sublicenses including through multiple tiers in accordance with Section 2.2 (Sublicense Rights), under the Licensor Technology to research, Develop, make, have made, use, distribute, sell, offer for sale, have sold, import, export and otherwise Commercialize Licensed Products in the Field in the Territory.

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2.2 Sublicense Rights. Licensee may grant Sublicenses of the licenses granted in Section 2.1 (Licenses to Licensee) through multiple tiers to Affiliates of Licensee or to any Third Parties without the prior written consent of Licensor. Each Sublicense granted hereunder, if any, whether to an Affiliate or Sublicensee, shall be in writing and shall incorporate terms and conditions sufficient to enable Licensee to comply with this Agreement. Licensee shall notify Licensor in writing promptly after entering into each sublicense of the licenses granted in Section 2.1 (Licenses to Licensee).

2.3 Initial Transfer of Know-How and Materials. Within thirty (30) days after the Effective Date, the Parties shall agree on a plan for the transfer of Licensor Know-How (including the Data therein) and certain tangible materials that are Controlled by Licensor as of the Effective Date to Licensee (including all inventory of Licensed Product (e.g., approximately 385 vials of Gene Therapy) and related samples (e.g., vials of sucrose), in each case that exist as of the Effective Date, “Existing Inventory”), which plan shall be incorporated by reference herein (the “Transfer Plan”). As soon as practical and pursuant to the Transfer Plan, Licensor shall commence disclosing and making available to Licensee the Licensor Know-How and materials listed in the Transfer Plan, according to the timeline set forth in the Transfer Plan, and Licensor shall complete such transfer no later than [***] after the effective date of the Transfer Plan, except that Licensee may take possession of the Existing Inventory at Licensee’s discretion prior to the establishment of the Transfer Plan. The Parties shall cooperate with each other in good faith to enable a smooth transfer of the Licensor Know-How to Licensee. Upon Licensee’s reasonable request, Licensor shall provide reasonable technical assistance (including making appropriate employees available to Licensee at reasonable times, places, and frequency and facilitating Licensee’s contact to the respective research laboratories, CMOs and CROs), and upon reasonable prior notice, for the purpose of assisting Licensee to understand and use the Licensor Know-How in connection with Licensee’s Development of Licensed Products. If (a) one or both Parties become aware of Licensor Know-How that was Controlled by Licensor as of the Effective Date but was not transferred to Licensee; or (b) one or both Parties become aware of Licensor Know-How that first came within the Control of Licensor after the Effective Date; then, in each case of (a) and (b), Licensor shall promptly upon identifying any such Licensor Know-How disclose and transfer such Licensor Know-How to Licensee, and Licensor shall provide reasonable technical assistance, including making appropriate employees available to Licensee at reasonable times, places, and frequency, and upon reasonable prior notice, for the purpose of assisting Licensee to understand and use such Licensor Know-How in connection with Licensee’s Development of Licensed Products.

2.4 Provisions for Insolvency.

(a) Section 365(n) of the Bankruptcy Code. The licenses granted pursuant to Sections 2.1 (Licenses to Licensee) are, for all purposes of Section 365(n) of Title 11 of the United States Code, as amended (the “Bankruptcy Code”), licenses of rights to “intellectual property” as defined in the Bankruptcy Code. Upon the occurrence of any Insolvency Event with respect to Licensor, the Parties agree that Licensee, as licensee of such licenses under this Agreement, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code with respect

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to such licenses. Without limiting the generality of the foregoing, Licensor and Licensee intend and agree that any sale of Licensor’s assets under Section 363 of the Bankruptcy Code shall be subject to Licensee’s rights under Section 365(n) of the Bankruptcy Code, that Licensee cannot be compelled to accept a money satisfaction of its interests in the intellectual property licensed pursuant to this Agreement, and that any such sale therefore may not be made to a purchaser “free and clear” of Licensee’s rights under this Agreement and Section 365(n) of the Bankruptcy Code without the express, contemporaneous consent of Licensee. Further, each Party agrees and acknowledges that all payments by Licensee to Licensor hereunder, other than the royalty payments pursuant to Section 7.3 (Royalty Payments), do not constitute royalties within the meaning of Section 365(n) of the Bankruptcy Code or relate to licenses of intellectual property hereunder. The Licensor shall, during the Term, create and maintain current copies or, if not amenable to copying, detailed descriptions or other appropriate embodiments, to the extent feasible, of all intellectual property licensed pursuant to this Agreement. The Licensor and Licensee acknowledge and agree that “embodiments” of intellectual property within the meaning of Section 365(n) include laboratory notebooks, cell lines, vectors, reagents, assays, product samples and inventory, research studies and data, Regulatory Documentation and Regulatory Approvals. If (i) a case under the Bankruptcy Code is commenced by or against a Licensor, (ii) this Agreement is rejected as provided in the Bankruptcy Code, and (iii) the Licensee elects to retain its rights hereunder as provided in Section 365(n) of the Bankruptcy Code, Licensor (in any capacity, including debtor-in-possession) and its successors and assigns (including a trustee) shall:

(i) provide to the Licensee all such intellectual property (including all embodiments thereof) held by Licensor and such successors and assigns, or otherwise available to them, immediately upon the Licensee’s written request. Whenever Licensor or any of its successors or assigns provides to the Licensee any of the intellectual property licensed hereunder (or any embodiment thereof) pursuant to this Section 2.4 (Provisions for Insolvency), the Licensee shall have the right to perform Licensor’s obligations hereunder with respect to such intellectual property, but neither such provision nor such performance by the Licensee shall release Licensor from liability resulting from rejection of the license or the failure to perform such obligations; and

(ii) not interfere with the Licensee’s rights under this Agreement, or any agreement supplemental hereto, to such intellectual property (including such embodiments), including any right to obtain such intellectual property (or such embodiments) from another entity, to the extent provided in Section 365(n) of the Bankruptcy Code.

(b) Cumulative Remedies. All rights, powers and remedies of the Licensee provided herein are in addition to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at law or in equity (including the Bankruptcy Code) in the event of the commencement of a case under the Bankruptcy Code with respect to Licensor. The Parties agree that they intend the following rights to extend to the maximum extent permitted by law, and to be enforceable under Bankruptcy Code Section 365(n):

(i) the right of access to any intellectual property (including all embodiments thereof) of Licensor, or any Third Party with whom Licensor contracts to perform an obligation of Licensor under this Agreement, and, in the case of the Third Party, which is necessary for the manufacture, use, sale, import or export of Licensed Products; and

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(ii) the right to contract directly with any Third Party to complete the contracted work.

2.5 Exclusivity. During the Term and for [***] thereafter, Licensor shall not conduct, itself or through an Affiliate or Third Party, and shall not enable a Third Party to conduct, any pre-clinical or clinical development, manufacture, promotion, or commercialization of any gene therapy, biologic, compound or other therapeutic, regardless of modality, that has as a primary mechanism of action of either the: (a) expression of the Target; or (b) the direct or indirect inhibition or other direct or indirect modulation of the Target. Each Party recognizes that the restrictions contained in this Section 2.5 (Exclusivity) are properly required for the adequate protection of the Parties’ rights hereunder, and agree that if any provision in this Section 2.5 (Exclusivity) is determined by any court to be unenforceable by reason of its extending for too great a period of time or over too great a geographic area, or by reason of its being too extensive in any other respect, such restrictions shall be interpreted to extend only for the longest period of time and over the greatest geographic area, and to otherwise have the broadest application as shall be enforceable.

ARTICLE 3

DEVELOPMENT

3.1 General. Licensee shall be solely responsible for the Development of Gene Therapies and Licensed Products in the Field in the Territory, including the performance of preclinical and clinical studies of any Gene Therapy or Licensed Product in the Field and, subject to Section 5.2, the manufacture and supply of Gene Therapies and Licensed Products for use in such Development work. Licensee shall provide Licensor with periodic updates of its pre-clinical and clinical Development plans, progress, and results for Gene Therapies and Licensed Products. As between the Parties, Licensee shall be solely responsible for the cost for the Development of Gene Therapies and Licensed Products in the Field in the Territory.

3.2 Development Diligence. Licensee, directly or indirectly through Affiliates or Sublicensees, shall use Commercially Reasonable Efforts to Develop and to seek Regulatory Approval for at least one Licensed Product in the Field according to a development plan prepared by Licensee in its sole discretion within [***] after the Effective Date, and updated thereafter by Licensee in its sole discretion on an annual basis as reasonably necessary in connection with the Development and Regulatory Approval of the Licensed Product (“Development Plan”).

3.3 Development Records. Licensee shall use Commercially Reasonable Efforts to maintain reasonably complete, current and accurate records of all Development activities conducted by or on behalf of Licensee, its Affiliates and Sublicensees for any Gene Therapy and Licensed Product in the Field, and all data and other information resulting from such activities. Such records shall properly reflect all work done and results achieved in the performance of the Development activities in good scientific manner appropriate for regulatory and patent purposes.

3.4 Compliance. Licensee agrees that, in performing its obligations under this Agreement, (a) it shall comply with all Applicable Laws, and (b) it shall not employ or engage any person who has been debarred or disqualified by any Regulatory Authority, or, to its Knowledge, is the subject of debarment or disqualification proceedings by a Regulatory Authority.

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3.5 Subcontractor. Licensee may engage subcontractors for the performance of its obligations under the Agreement and shall cause the subcontractors engaged by it to be bound by written obligations of confidentiality and non-use of Licensor’s Confidential Information and invention assignment consistent with those contained herein, and Licensee shall remain primarily responsible for the performance of such subcontractors.

ARTICLE 4

REGULATORY

4.1 Regulatory Responsibilities. Licensee shall be responsible for all regulatory activities necessary to obtain and maintain Regulatory Approval of Gene Therapies and Licensed Products in the Field in the Territory. Licensee shall keep Licensor informed of material regulatory developments related to Gene Therapies and Licensed Products in the Field in the Territory.

4.2 Regulatory Documentation. Promptly following the Effective Date (but in no event later than ten (10) days thereafter), Licensor shall and hereby does assign to Licensee all Regulatory Documentation and Regulatory Approvals related to any Gene Therapy or Licensed Product, and Licensor shall promptly take all actions reasonably requested by Licensee to effect and evidence such assignment. Licensee shall prepare and submit all Regulatory Documentation for Gene Therapies and Licensed Products in the Field in the Territory and shall own all Regulatory Documentation for Gene Therapies and Licensed Products in the Field in the Territory. Upon reasonable advance request by Licensee, Licensor shall provide Licensee with, or provide Licensee access to, all raw data underlying or referenced in, any Regulatory Documentation, to the extent not provided as part of the transfer contemplated under Section 2.3 (Initial Transfer of Know-How and Materials); provided, however, that if Licensor is not able under Applicable Laws to provide access to Licensee to such raw data, and if such data is required or requested by any Regulatory Authority, Licensor shall provide such raw data directly to such Regulatory Authority on Licensee’s behalf upon request of Licensee.

4.3 Rights of Reference. Licensor hereby grants Licensee the right to use and reference all Regulatory Documentation (including data contained therein) and Regulatory Approvals for the Gene Therapies and Licensed Products or the platform used to develop the Gene Therapies submitted by or on behalf of Licensor, its Affiliates, or sublicensees.

4.4 Remedial Actions. Each Party shall notify the other Party immediately, and promptly confirm such notice in writing, if it obtains information indicating that a Licensed Product may be subject to any recall, corrective action, or other regulatory action with respect to the Licensed Product taken by virtue of Applicable Laws (a “Remedial Action”). The Parties shall assist each other in gathering and evaluating such information as is necessary to determine the necessity of conducting a Remedial Action.

ARTICLE 5

MANUFACTURING

5.1 Manufacturing Responsibilities. Licensee shall be solely responsible for all preclinical, clinical, and commercial manufacture and supply of Gene Therapies and Licensed

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Products for all uses under this Agreement, at its sole expense. Licensee may conduct such manufacturing activities itself or through a CMO, subject to Section 3.5 (Subcontractor).

5.2 Manufacturing Technology Transfer. In order to enable Licensee or its CMO to manufacture Gene Therapies and Licensed Products, Licensor shall perform or facilitate technology transfer to Licensee or its CMO as set forth below:

(a) During a mutually agreed time period of at least [***] (the “Manufacturing Transfer Period”), Licensor shall make available and transfer to Licensee, at Licensor’s sole cost, copies of the Licensor Know-How and any tangible materials that are necessary or useful in the manufacture of Gene Therapies or Licensed Products and as of such date are being used by Licensor to manufacture Gene Therapies and Licensed Products (the “Licensor Manufacturing Know-How”) solely for Licensee or its CMO to manufacture or have manufactured Gene Therapies or Licensed Products in accordance with the terms and conditions of this Agreement.

(b) During the Manufacturing Transfer Period, upon Licensee’s request and at Licensor’s sole cost, Licensor shall make available to Licensee, its Affiliates or contract manufacturers a reasonable number of appropriately trained personnel to provide, on a mutually convenient timetable, technical assistance (both on site and otherwise) in the transfer and demonstration of the Licensor Manufacturing Know-How that is necessary to manufacture Gene Therapies and Licensed Products. After the Manufacturing Transfer Period, if requested by Licensee, Licensor shall use reasonable efforts to provide additional technical assistance in the transfer of Licensor Manufacturing Know-How to Licensee.

ARTICLE 6

COMMERCIALIZATION

6.1 General. Licensee shall be responsible for all aspects of the Commercialization of the Licensed Products in the Field in the Territory, including: (a) developing and executing a commercial launch and pre-launch plan, (b) negotiating with applicable Governmental Authorities regarding the price and reimbursement status of the Licensed Products and obtaining and maintaining Pricing Approvals; (c) marketing, medical affairs, and promotion; (d) formulary access arrangements, including agreements with third party payers and pharmacy benefit managers; (e) advertising and promotional material and activities (f) storage, warehousing and distribution activities and any permits required in connection therewith; (g) booking sales and distribution and performance of related services; (h) handling all aspects of order processing, invoicing and collection, inventory and receivables; (i) providing customer support, including handling medical queries, and performing other related functions; and (j) conforming its practices and procedures to Applicable Law relating to the marketing, detailing and promotion of Licensed Products in the Field in the Territory. As between the Parties, Licensee shall be solely responsible for the costs and expenses of Commercialization of the Licensed Products in the Field in the Territory.

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ARTICLE 7

FINANCIAL PROVISIONS

7.1 Upfront Payment. Licensee shall make a one-time, upfront payment of Two Hundred Fifty Thousand Dollars ($250,000) to Licensor within [***] after receipt of: (a) an invoice issued by Licensor on or promptly after the Effective Date; and (b) notarized signatures of the patent assignment documents between Licensor and the inventors of the Licensor Patents.

7.2 Milestone Payments.

(a) Development and Regulatory Milestone Payments.

(i) Within [***] after the first achievement of each milestone event below by or on behalf of Licensee or any of its Affiliates or Sublicensees, Licensee shall notify Licensor of the achievement of such milestone event. Licensor shall invoice Licensee for the applicable milestone payment corresponding to such milestone event as shown below. Licensee shall remit payment to Licensor within [***] of the receipt of such invoice. For clarity, if a milestone event described in [***] is achieved by or on behalf of Licensee or any of its Affiliates or Sublicensees, then Licensee’s failure to notify Licensor of such achievement would not remove Licensee’s obligation to make the applicable milestone payment.

Milestone Event	Milestone Payments (in Dollars)
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(ii) [***]. The maximum amount payable by Licensee under Section 7.2(a)(i) (Development and Regulatory Milestone Payments) is Thirty-Five Million Dollars ($35,000,000).

(b) Sales Milestone Payments.

(i) Subject to Section 7.2(b)(ii) (Sales Milestone Payments), within [***] after the end of the first Fiscal Year in which annual Net Sales of all Licensed Products in the Field in the Territory first reach any threshold indicated in the milestone events listed below, Licensee shall notify Licensor of the achievement of such milestone event. Licensor shall invoice Licensee for the corresponding milestone payment set forth below. Licensee shall remit payment to Licensor within [***] of the receipt of such invoice.

Annual Net Sales Milestone Events	Milestone Payments (in Dollars)
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(ii) [***]. The maximum amount payable by Licensee under Section 7.2(b)(i) (Sales Milestone Payments) is Sixty-Million Dollars ($60,000,000).

7.3 Royalty Payments.

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(a) Royalty Rate. Subject to the terms and conditions of this Agreement, Licensee shall make royalty payments to Licensor on the Net Sales of Licensed Products sold in the Territory during the applicable Royalty Term, as calculated by multiplying the applicable royalty rate set forth below by the corresponding amount of Net Sales of all Licensed Products sold in the Territory in the applicable Fiscal Year.

Net Sales of Licensed Products in the Territory	Royalty Rate
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(b) Royalty Term. Royalties shall be paid on a Licensed Product-by-Licensed Product and country-by-country basis from the First Commercial Sale of such Licensed Product in such country in the Territory until the expiration of the last-to-expire Valid Claim of the Licensor Patents that Cover the manufacture, use, or sale of such Licensed Product (or the Gene Therapy therein) in such country in the Territory (the “Royalty Term” for such Licensed Product and country). Notwithstanding anything to the contrary in this Agreement, no royalty will be owed on the Net Sales of a Licensed Product that is not Covered by a Valid Claim of a Licensor Patent in a given country in the Territory where such Net Sales occurred.

(c) Royalty Adjustment. Royalties due pursuant to this Section 7.3 (Royalty Payments) are subject to adjustment on a country-by-country, Licensed Product-by-Licensed Product, and Fiscal Quarter-by-Fiscal Quarter basis as a result of the events set forth below (such adjustments to be prorated for the then-current Fiscal Quarter in which the reduction becomes applicable).

(i) Royalty Adjustment for Third Party License Payments. If Licensee, its Affiliates, or Sublicensees, in their reasonable judgment and as part of an arms’ length transaction, is required or determines it is reasonably useful to make any payments to a Third Party for a license under any Patent to make, have made, use, offer for sale, sell or import any Licensed Product in the Field in any country in the Territory, then the amount of royalties payable under Section 7.3(a) (Royalty Rate) shall be reduced by [***] of the amount of such payments to such Third Party on account of the sale of the Licensed Products in such country in such Fiscal Quarter, and any payments in excess of such [***] reduction will be carried forward and used as reductions for any subsequent Fiscal Quarter.

7.4 Payment; Reports. Within (a) [***] after the end of each Fiscal Quarter (other than the last Fiscal Quarter of a Fiscal Year) and (b) [***] after the end of the last Fiscal Quarter of a Fiscal Year, commencing with the First Commercial Sale of any Licensed Product is made anywhere in the Territory (whichever is earlier), Licensee shall provide Licensor with a report that contains the following information for the applicable Fiscal Quarter, on a Licensed Product-by-Licensed Product and country-by-country basis: (i) Net Sales in the Territory; (ii) a calculation of the royalty payment due on Net Sales in the Territory; and (iii) the exchange rates used. Licensor shall invoice Licensee for the corresponding royalty payment. Licensee shall remit payment to Licensor within [***] of the receipt of such invoice.

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7.5 Exchange Rate; Manner and Place of Payment. All payments hereunder shall be payable in Dollars. When conversion of payments from any currency other than Dollars is required, such conversion shall be at the exchange rate published by The Wall Street Journal, Eastern U.S. Edition, on the last day of the Fiscal Quarter in which the applicable sales were made. All payments owed under this Agreement shall be made by wire transfer in immediately available funds to a bank and account designated in writing by Licensor, unless otherwise specified in writing by Licensor.

7.6 Late Payments. If any undisputed payment due is not paid by the due date, Licensor may charge interest on any outstanding amount of such payment, accruing as of the original due date, at an annual rate equal to the rate of prime (as reported in The Wall Street Journal, Eastern U.S. Edition) plus [***]. The payment of such interest shall not limit the Party entitled to receive payment from exercising any other rights it may have as a consequence of the lateness of any payment.

7.7 Taxes.

(a) Taxes on Income. Notwithstanding anything else in this Section 7.7 (Taxes), each Party shall solely bear and pay all Taxes imposed on such Party’s net income or gain (in each case, however denominated) arising directly or indirectly from the activities of the Parties under this Agreement.

(b) Tax Cooperation. The Parties shall use Commercially Reasonable Efforts to cooperate with one another and shall use Commercially Reasonable Efforts to avoid or reduce, to the extent permitted by Applicable Laws, tax withholding or similar obligations in respect of royalties, milestone payments, and other payments made by Licensee to Licensor under this Agreement. If withholding Taxes are imposed on any such payment, the liability for such Taxes shall be the sole responsibility of Licensor, and Licensee shall (i) deduct or withhold such Taxes from the payment made to Licensor, (ii) timely pay such Taxes to the proper taxing authority, and (iii) send proof of payment to Licensor within thirty (30) days following such payment. To the extent that amounts are so withheld and paid to the proper taxing authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the persons with respect to whom such amounts were withheld. Each Party shall comply with (or provide the other Party with) any certification, identification or other reporting requirements that may be reasonably necessary in order for Licensee to not withhold Tax or to withhold Tax at a reduced rate under an applicable bilateral income tax treaty. Each Party shall provide the other with commercially reasonable assistance to enable the recovery, as permitted by Applicable Laws, of withholding Taxes or similar obligations resulting from payments made under this Agreement, such recovery to be for the benefit of Licensor as the Party bearing the cost of such withholding Tax under this Section 7.7(b) (Tax Cooperation).

(c) Transfer Tax. Subject to Section 7.7(a) (Taxes on Income), Licensee, on the one hand, and Licensor, on the other hand, shall each bear and pay [***] of any transfer, stamp, value added, sales, use, or similar Taxes or obligations (“Transfer Tax”) imposed on amounts payable by Licensee to Licensor in connection with this Agreement. Each party shall cooperate with the other to file any Tax returns (as required to be filed under Applicable Law) with respect to such Transfer Taxes.

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7.8 Financial Records and Audit. Licensee shall (and shall ensure that its Affiliates and Sublicensees will) maintain complete and accurate records in sufficient detail to permit Licensor to confirm the accuracy of any royalty payments and other amounts payable under this Agreement and to verify the achievement of milestone events under this Agreement. Upon at least thirty (30) days’ prior notice, such records shall be open for examination, during regular business hours, for a period of five (5) Fiscal Years from the end of the Fiscal Year to which such records pertain, and not more often than once each Fiscal Year, by an independent certified public accountant selected by Licensor and reasonably acceptable to Licensee, for the sole purpose of verifying for Licensor the accuracy of the financial reports furnished by Licensee under this Agreement or of any payments made, or required to be made, by Licensee to Licensor pursuant to this Agreement. The independent certified public accountant shall disclose to Licensor only whether the audited reports are correct or incorrect and the specific details concerning any discrepancies. No other information shall be provided to Licensor. No record may be audited more than once. Licensor shall bear the full cost of such audit unless such audit reveals an underpayment by Licensee of more than [***] of the amount actually due for any Fiscal Year being audited, in which case Licensee shall reimburse Licensor for the reasonable costs for such audit. Licensee shall pay to Licensor any underpayment discovered by such audit within thirty (30) days after the accountant’s report, plus interest (as set forth in Section 7.6 (Late Payments)) from the original due date. If the audit reveals an overpayment by Licensee, then Licensee may take a credit for such overpayment against any future payments due to Licensor.

7.9 Audit Dispute. If Licensee disputes the results of any audit conducted pursuant to Section 7.8 (Financial Records and Audit), the Parties shall work in good faith to resolve the disagreement. If the Parties are unable to reach a mutually acceptable resolution of any such dispute within thirty (30) days, the dispute shall be submitted for resolution to a certified public accounting firm jointly selected by each Party’s certified public accountants or to such other person as the Parties shall mutually agree (the “Auditor”). The decision of the Auditor shall be final and the costs of such procedure as well as the initial audit shall be borne between the Parties in such manner as the Auditor shall determine. If the Auditor determines that there has been an underpayment by Licensee, Licensee shall pay to Licensor the underpayment within thirty (30) days after the Auditor’s decision, plus interest (as set forth in Section 7.6 (Late Payments)) from the original due date. If the Auditor determines that there has been an overpayment by Licensee, then Licensee may take a credit for such overpayment against any future payments due to Licensor.

ARTICLE 8

INTELLECTUAL PROPERTY

8.1 Ownership.

(a) Data. All Data generated in connection with any Development, regulatory, manufacturing or Commercialization activities with respect to any Gene Therapy or any Licensed Product conducted by or on behalf of Licensee or its Affiliates or Sublicensees (the “Licensee Data”) shall be the sole and exclusive property of Licensee or of its Affiliates or Sublicensees, as applicable.

(b) Ownership of Inventions. Inventorship of Inventions shall be determined by application of U.S. patent laws pertaining to inventorship. Ownership of all Inventions shall

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be based on inventorship, as determined in accordance with the rules of inventorship under United States patent laws. Each Party shall solely own any Inventions made solely by its or its Affiliates’ employees, agents or independent contractors (“Sole Inventions”). Licensee shall own any Inventions that are made jointly by employees, agents or independent contractors of one Party or its Affiliates together with employees, agents or independent contractors of the other Party or its Affiliates (“Joint Inventions”). All Patents claiming Joint Inventions shall be referred to herein as “Joint Patents” and shall be owned by Licensee. Licensor agrees to assign and hereby assigns all right, title, and interest in any Joint Inventions and Joint Patents to Licensee.

(c) Disclosure of Inventions. Licensor shall promptly disclose to Licensee all Sole Inventions of Licensor that are related to Gene Therapies or Licensed Products and all Joint Inventions, including any invention disclosures or other similar documents submitted to Licensor by its employees, agents or independent contractors describing such Inventions, and shall promptly respond to reasonable requests from Licensee for additional information relating to such Inventions.

8.2 Patent Prosecution and Maintenance.

(a) Licensee Patents. Licensee shall have the sole right, but not the obligation, to prepare, file, prosecute (including any interferences, reissue proceedings, derivation proceedings, reexaminations, oppositions, revocations, inter partes review proceedings and post-grant review proceedings before the United States Patent and Trademark Office and the relevant local equivalent thereof, and applications for patent term extensions, supplementary protection certificates or equivalents thereof) and maintain (“Prosecute and Maintain”) all Licensee Patents at its sole cost and expense and by counsel of its own choice.

(b) Licensor Patents and Joint Patents.

(i) Licensee shall have the first right, but not the obligation, to Prosecute and Maintain all Licensor Patents and Joint Patents, at its sole cost and expense and by counsel selected by Licensee. Licensee shall reasonably consult with Licensor and keep Licensor reasonably informed of the status of such Patents, and shall provide Licensor with all material correspondence received from any patent authority in connection therewith at Licensor’s reasonable request. In addition, at Licensor’s reasonable request, Licensee shall provide Licensor with drafts of all proposed material filings and correspondence to any patent authority with respect to such Patents for Licensor’s review and comment prior to the submission of such proposed filings and correspondence. Licensee shall confer with Licensor and consider in good faith Licensor’s comments prior to submitting such filings and correspondence, provided that Licensor provides such comments within [***] of receiving the draft filings and correspondence from Licensee. To aid Licensee in prosecution of such Patents, Licensor will provide information, execute and deliver documents, and cooperate with Licensee and do other acts as Licensee may reasonably request.

(ii) If Licensee desires to abandon or cease to Prosecute and Maintain any Licensor Patent or Joint Patent, Licensee shall provide reasonable prior written notice to Licensor of such intention (which notice shall, to the extent possible, be given no later than [***] prior to the last deadline for any action that must be taken with respect to any such Patent in the relevant patent office). In such case, upon Licensor’s written election provided no later than [***]

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after such notice from Licensee, Licensor may Prosecute and Maintain such Patent at Licensor’s sole cost and expense. If Licensor does not provide such election within [***] after such notice from Licensee, Licensee may, in its sole discretion, continue Prosecute and Maintain such Patent or discontinue to Prosecute and Maintain such Patent. Any Patent that is abandoned under this Section 8.2(b)(ii) will no longer be subject to the license granted in Section 2.1.

(iii) Within [***] after the Effective Date, Licensor shall deliver to Licensee copies of all patent prosecution files relating to Licensor Patents in the Territory.

8.3 Cooperation of the Parties. If either Licensor or Licensee becomes aware of any challenges by any Third Parties to the validity of any of any Licensor Patent, Licensee Patent, or Joint Patent, it will notify the other Party in writing to that effect. Any such notice shall include evidence to support an allegation of infringement or threatened infringement, or declaratory judgment or equivalent action, by such Third Party. Each Party agrees to cooperate fully in the preparation, filing, prosecution, and maintenance of Patents under Section 8.2 (Patent Prosecution and Maintenance), at its own cost. Such cooperation includes: (a) executing all papers and instruments, or requiring its employees or contractors, to execute such papers and instruments, so as enable the other Party to apply for and to prosecute patent applications in any country as permitted by Section 8.2 (Patent Prosecution and Maintenance); and (b) promptly informing the other Party of any matters coming to such Party’s attention that may affect the preparation, filing, prosecution or maintenance of any such patent applications.

8.4 Infringement by Third Parties.

(a) Notice. If either Licensor or Licensee becomes aware of any infringement or threatened infringement by a Third Party of any Licensor Patent, Licensee Patent, or Joint Patent, which infringing activity involves the using, making, importing, offering for sale or selling of a Licensed Product, or the submission to a Party or a Regulatory Authority of an application for a product referencing a Licensed Product, or any declaratory judgment, inter partes review, post-grant review, derivation proceeding or equivalent action challenging any Licensor Patent, Licensee Patent, or Joint Patent in connection with any such infringement (each, a “Product Infringement”), it will notify the other Party in writing to that effect. Any such notice shall include evidence to support an allegation of infringement or threatened infringement, or declaratory judgment or equivalent action, by such Third Party.

(b) Licensor Patents and Joint Patents.

(i) Subject to this Section 8.4(b) (Licensor Patents), Licensee shall have the first right, as between Licensor and Licensee, but not the obligation, to bring an appropriate suit or take other action against any person or entity engaged in, or to defend against, a Product Infringement of any Licensor Patents or Joint Patents, and entirely under its own direction and control, including the right to select counsel of its own choice and the unfettered right to settle such action. Licensor may, at its own expense, be represented in any such action, and Licensee and its counsel will reasonably cooperate with Licensor and its counsel in strategizing, preparing, and prosecuting any such action or proceeding. If Licensee fails to bring an action or proceeding with respect to such Product Infringement of any Licensor Patent or Joint Patent within (A) [***] following the notice of alleged infringement or declaratory judgment or

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(B) [***] before the time limit, if any, set forth in the appropriate laws and regulations for the filing of such actions, whichever comes first, Licensor shall have the right, but not the obligation, to bring and control any such action at its own expense and by counsel of its own choice, and Licensee may, at its own expense, be represented in any such action by counsel of its own choice.

(ii) Except as otherwise agreed by the Parties as part of a cost-sharing arrangement, any recovery or damages realized as a result of such action or proceeding with respect to Licensor Patents shall be used first to reimburse the Parties’ documented out-of-pocket legal expenses relating to the action or proceeding, and any remaining compensatory damages relating to Licensed Products (including lost sales or lost profits with respect to Licensed Products) shall be retained by the Party that brought and controlled such action or proceeding, and in the case that Licensee brought and controlled such action or proceeding, such remaining compensatory damages shall be deemed to be Net Sales subject to royalty payments to Licensor in accordance with the royalty provisions of Section 7.3 (Royalty Payments), and any punitive damages shall be equally shared by the Parties.

(c) Licensee Patents. Licensee shall have the sole right, as between Licensor and Licensee, but not the obligation, to bring an appropriate suit or take other action against any person or entity engaged in, or to defend against, a Product Infringement of any Licensee Patents at its own expense and by counsel of its own choice. Any recovery or damages realized as a result of such action or proceeding by Licensee with respect to Licensee Patents in the Territory shall be used first to reimburse Licensee’s documented out-of-pocket legal expenses relating to the action or proceeding, and any remaining compensatory damages relating to Licensed Products (including lost sales or lost profits with respect to Licensed Products) shall be retained by Licensee, and any punitive damages shall be retained by Licensee.

(d) Biosimilars. Licensee shall be responsible for determining the strategy with respect to certifications, notices and patent enforcement procedures regarding Licensor Patents Covering any Gene Therapy or Licensed Product under the U.S. Food, Drug & Cosmetics Act and the Biologics Price Competition and Innovation Act of 2009 (the “BPCIA”). Licensor hereby authorizes Licensee to: (i) provide in any BLA or in connection with the BPCIA, a list of Licensor Patents as required under the BPCIA; (ii) except as otherwise expressly provided in this Agreement, exercise any rights exercisable by Licensee as an exclusive licensee under the BPCIA; and (iii) exercise any rights that may be exercisable by Licensee as reference product sponsor under the BPCIA, including: (A) engaging in the Patent resolution provisions of the BPCIA with regard to Licensor Patents Covering any Gene Therapy or Licensed Product; and (B) determining which Patents will be the subject of an immediate Patent infringement action under 42 U.S.C. § 262(l)(6) of the BPCIA.

(e) Cooperation. In the event a Party brings an action in accordance with, or needs to enforce its rights under, this Section 8.4 (Infringement by Third Parties), the other Party shall cooperate fully, including, if required to bring such action, the furnishing of a power of attorney or being named as a party to such action.

(f) Other Infringement. Licensor shall have the sole right, but not the obligation, to bring and control, at its own cost and expense, any legal action in connection with any infringement of any Licensor Patent that is not a Product Infringement. Licensee shall have

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the sole right, but not the obligation, to bring and control, at its own cost and expense, any legal action in connection with any infringement of any Licensee Patent or Joint Patent that is not a Product Infringement.

8.5 Infringement of Third Party Rights. Each Party shall promptly notify the other in writing of any allegation by a Third Party that the manufacture, Development, or Commercialization of any Gene Therapy or Licensed Product infringes or may infringe the intellectual property rights of a Third Party. If a Third Party asserts that any of its Patents or other rights are infringed by the manufacture, Commercialization or Development by Licensee or its Affiliates of any Licensed Product, Licensee shall have the right, but not the obligation, to defend against any such assertions at its sole cost and expense. If Licensee elects not to defend against such Third Party claims within [***] of learning of same, Licensor shall have the right, but not the obligation, to defend against such an action. In any event, the other Party shall cooperate fully and shall provide full access to documents, information and witnesses as reasonably requested by the Party defending such action. The Party defending the action will reimburse all reasonable, out-of-pocket costs incurred in connection with such requested cooperation. Notwithstanding the foregoing, the Parties’ rights and obligations under this Section 8.5 (Infringement by Third Parties), including payment obligations, will be subject to the terms of ARTICLE 10 (Indemnification).

8.6 Consent for Settlement. The Licensor shall not unilaterally enter into any settlement or compromise of any action or proceeding under this ARTICLE 8 (Intellectual Property) that would in any manner alter, diminish, or be in derogation of the Licensee’s rights under this Agreement without the prior written consent of Licensee and at Licensee’s sole discretion.

8.7 Patent Marking. Licensee shall mark and ensure that its Affiliates mark all patented Licensed Products they sell or distribute pursuant to this Agreement in accordance with the applicable patent statutes or regulations in the country or countries of manufacture and sale thereof.

8.8 Patent Extensions. Licensee shall have sole decision-making authority regarding, and Licensor shall cooperate with Licensee in obtaining, patent term restoration, supplemental protection certificates or their equivalents, and patent term extensions with respect to the Licensor Patents, Licensee Patents, and Joint Patents in any country in the Territory where applicable. Licensee shall file for such extensions at Licensee’s sole cost and expense.

8.9 Trademarks. Licensee shall own and be responsible for all trademarks, trade names, branding or logos related to Licensed Products in the Field in the Territory. Licensee shall be responsible for selecting, registering, prosecuting, defending, and maintaining all such marks at Licensee’s sole cost and expense.

8.10 Relevant Third Party Rights. If either Party identifies any Patent, or other intellectual property, that is Controlled by a Third Party in any country in the Territory and that may be commercially necessary in connection with the Development, manufacture or Commercialization of a Licensed Product hereunder, then, such Party will promptly notify the other Party. Following receipt of such notice, on Licensee’s request, the Parties shall meet and

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discuss whether Licensee or Licensor should obtain one or more licenses with respect to such rights or take other appropriate measures in view of such Third Party rights, such as whether the Parties should obtain an opinion relating to such Third Party intellectual property rights, or take alternative approaches to avoid using such Third Party intellectual property rights. As between the Parties, Licensee shall have the right, but not the obligation, to negotiate and obtain a license or other rights from such Third Party to such Third Party Right as necessary or desirable to Develop or Commercialize Licensed Products in such country. Notwithstanding the foregoing, if Licensee negotiates and obtains any such license from a Third Party, Licensee shall be entitled to offset payments made on account of such license to the extent set forth in Section 7.3(c)(i) (Royalty Adjustment for Third Party License Payments).

ARTICLE 9

REPRESENTATIONS AND WARRANTIES

9.1 Mutual Representations and Warranties. Each Party represents and warrants to the other that, as of the Effective Date: (a) it is duly organized and validly existing under the laws of its jurisdiction of incorporation or formation, and has full corporate or other power and authority to enter into this Agreement and to carry out the provisions hereof; (b) it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the person or persons executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate action; (c) this Agreement is legally binding upon it, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, or similar laws affecting the rights of creditors generally and equitable principles, and does not conflict with any agreement, instrument or understanding, oral or written, to which it is a Party or by which it may be bound, nor violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it; and (d) it has the right to grant the licenses granted by it under this Agreement.

9.2 Mutual Covenants.

(a) Employees, Consultants and Contractors. Each Party covenants that it has obtained or will obtain written agreements from each of its employees, consultants and contractors who perform Development, manufacturing or Commercialization activities pursuant to this Agreement, which agreements will obligate such persons to obligations of confidentiality and non-use and to assign Inventions in a manner consistent with the provisions of this Agreement.

(b) Debarment. Each Party represents, warrants and covenants to the other Party that it is not debarred or disqualified under the U.S. Federal Food, Drug and Cosmetic Act, as may be amended, or comparable laws in any country or jurisdiction other than the U.S., and it does not, and will not during the Term, employ or use the services of any person who is debarred or disqualified, in connection with activities relating to any Gene Therapy or Licensed Product. If either Party becomes aware of the debarment or disqualification or threatened debarment or disqualification of any person providing services to such Party, including the Party itself or its Affiliates, that directly or indirectly relate to activities contemplated by this Agreement, such Party shall immediately notify the other Party in writing and such Party shall cease employing, contracting with, or retaining any such person to perform any such services.

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(c) Compliance. Each Party covenants as follows:

(i) In the performance of its obligations under this Agreement, such Party shall comply and shall cause its and its Affiliates’ employees and contractors to comply with all Applicable Laws, including all anti-corruption and anti-bribery laws and regulations, economic, trade and financial sanctions, and trade embargoes.

(ii) Such Party and its and its Affiliates’ employees and contractors shall not, in connection with the performance of their respective obligations under this Agreement, directly or indirectly through Third Parties, pay, promise or offer to pay, or authorize the payment of, any money or give any promise or offer to give, or authorize the giving of anything of value to a Public Official or Entity or other person for purpose of obtaining or retaining business for or with, or directing business to, any person, including either Party (and each Party represents and warrants that as of the Effective Date, such Party, and to its Knowledge, its and its Affiliates’ employees and contractors, have not directly or indirectly promised, offered or provided any corrupt payment, gratuity, emolument, bribe, kickback, illicit gift or hospitality or other illegal or unethical benefit to a Public Official or Entity or any other person in connection with the performance of such Party’s obligations under this Agreement, and each Party covenants that it and its Affiliates’ employees and contractors shall not, directly or indirectly, engage in any of the foregoing).

(iii) Neither Party, nor any of its directors, officers, employees or subcontractors, or, to its Knowledge, agents, is subject to economic, trade and financial sanctions under Applicable Law. Licensor will not directly or indirectly use the proceeds of the transactions contemplated hereby, or lend, contribute or otherwise make available such proceeds, to any individual or entity otherwise subject to such sanctions.

(iv) Each Party may suspend or terminate this Agreement in its entirety where there is a credible finding, after a reasonable investigation, that the other Party, in connection with performance of such other Party’s obligations under this Agreement, has violated any anti-corruption or anti-bribery laws or regulations, economic, trade or financial sanctions, or trade embargoes, in each case under Applicable Law.

9.3 Additional Licensor Representations, Warranties and Covenants. Licensor represents, warrants and covenants, as applicable, to Licensee that, as of the Effective Date:

(a) Licensor is the sole and exclusive owner of all right, title and interest in Licensor Technology, and Licensor has not previously assigned, transferred, conveyed or otherwise encumbered its right, title and interest in Licensor Technology in a manner that is inconsistent with the exclusive license granted to Licensee under Section 2.1 (Licenses to Licensee);

(b) all issued Patents listed on Exhibit A: (i) are: (A) to Licensor’s Knowledge, subsisting and are not invalid or unenforceable, in whole or in part; and (B) free of any encumbrance, lien or claim of ownership by any Third Party; and (ii) have been prosecuted, filed and maintained in accordance with Applicable Law and all applicable fees have been paid on or before the due date for payment. With respect to any pending applications listed on Exhibit A,

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such applications are being diligently prosecuted in the respective patent offices in the Territory in accordance with Applicable Law and Licensor and its Affiliates have presented all relevant references, documents, and information of which it or the inventors are aware to the relevant patent examiner at the relevant patent office;

(c) true, complete and correct copies of the file wrappers and other documents and materials relating to the prosecution, defense, maintenance, validity and enforceability of the Patents listed on Exhibit A have been provided or made available to Licensee prior to the Effective Date;

(d) to Licensor’s Knowledge, (i) each person who has or has had any rights in or to any Patents listed on Exhibit A or any Licensor Know-How, has assigned and has executed an agreement assigning its entire right, title, and interest in and to such Patents listed on Exhibit A and Licensor Know-How to Licensor, and (ii) no current officer, employee, agent, or consultant of Licensor or any of its Affiliates is in violation of any term of any assignment or other agreement regarding the protection of the Patents listed on Exhibit A or other intellectual property or proprietary Know-How of Licensor or such Affiliate or of any employment contract relating to the relationship of any such person with Licensor;

(e) Licensor has not received any notice from a Third Party that the Development of any Gene Therapy or Licensed Product conducted by Licensor prior to the Effective Date has infringed any Patents of any Third Party or misappropriated any other intellectual property of any Third Party and is not aware of any imminent or likely threat from a Third Party of such infringement or misappropriation;

(f) Licensor has not received any notice from a Third Party challenging the inventorship or ownership of any Licensed Technology

(g) Licensor has not, and will not during the Term, grant any right (including any option or license) to any Third Party under the Licensor Technology that would conflict with the rights granted to Licensee hereunder;

(h) to Licensor’s Knowledge, no Third Party is infringing or misappropriating any of the Licensor Technology;

(i) no claim or action has been brought or, to Licensor’s Knowledge, threatened in writing by any Third Party alleging that the Licensor Patents are invalid or unenforceable, and no Licensor Patent is the subject of any interference, derivation, opposition, cancellation or other protest proceeding;

(j) the patents and patent applications listed on Exhibit A constitute all existing Licensor Patents relating to the development and commercialization of the Licensed Products;

(k) to Licensor’s Knowledge, there is no Know-How necessary for the Development and manufacture of the Gene Therapies or Licensed Products that, in any case, is Controlled (mutatis mutandis) by any Third Party;

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(l) neither Licensor nor its Affiliates has granted any Third Party any rights of reference or use with respect to any Regulatory Documentation;

(m) to Licensor’s Knowledge, there are no circumstances currently existing that would reasonably be expected to lead to, any loss of or refusal to renew any Regulatory Approval or result in an investigation, corrective action or enforcement action by any other Regulatory Authority with respect to any Gene Therapy or Licensed Product;

(n) to Licensor’s Knowledge, except for adverse events reported in the documents provided by Licensor to Licensee, no information exists that indicates the existence of any material side effect or adverse effect, resulting from, or alleged to result from any Gene Therapy or Licensed Product;

(o) to Licensor’s Knowledge, it has provided Licensee with true, accurate and complete information, reports and data concerning all scientific studies and human clinical trials relating to Gene Therapies and Licensed Products; and

(p) to Licensor’s Knowledge, all animal studies and other non-clinical tests conducted by Licensor or its Affiliates relating to any Gene Therapy or Licensed Product were conducted by or on behalf of Licensor or its Affiliates in all material respects in accordance with Applicable Law and its or their standard operating procedures for the conduct of animal or non-clinical studies at the time such tests were conducted.

9.4 No Other Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES, AND EACH PARTY EXPRESSLY DISCLAIMS, ANY AND ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING THE WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OF PATENTS, NON-INFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, OR ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICES.

ARTICLE 10

INDEMNIFICATION

10.1 Indemnification by Licensor. Licensor shall indemnify and hold Licensee, its Affiliates and Sublicensees, and their respective officers, directors, agents and employees (“Licensee Indemnitees”) harmless from and against any Claims to the extent arising or resulting from:

(a) the research, development (both pre-clinical and clinical), manufacture, promotion, or commercialization of any Gene Therapy or Licensed Product by or on behalf of Licensor, its Affiliates, or its licensees prior to the Effective Date;

(b) the supply by Licensor of any Gene Therapy or Licensed Product pursuant to Section 5.2 (Supply of Clinical Product) that fails to meet cGMP or the applicable specifications of such Gene Therapy or Licensed Product;

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(c) the gross negligence or willful misconduct of any of the Licensor Indemnitees;

(d) any material breach of any of the warranties or representations made by Licensor to Licensee under this Agreement; or

(e) any material breach by Licensor of its covenants pursuant to this Agreement;

in each case, except to the extent such Claims result from Section 10.2(a)–(d) (Indemnification by Licensee). The foregoing obligation shall not apply to the extent that the Licensee Indemnitees fail to comply with the procedures set forth in Section 10.3 (Indemnification Procedure) and Licensor’s defense of the relevant Claims is prejudiced by such failure.

10.2 Indemnification by Licensee. Licensee shall indemnify and hold Licensor, its Affiliates, and their respective officers, directors, agents and employees (“Licensor Indemnitees”) harmless from and against any Claims to the extent arising or resulting from:

(a) the research, development (both pre-clinical and clinical), manufacture, promotion, or commercialization of any Gene Therapy or Licensed Product by or on behalf of Licensee, its Affiliates, or Sublicensees on or after the Effective Date;

(b) the gross negligence or willful misconduct of any Licensee Indemnitees;

(c) any material breach of any of the warranties or representations made by Licensee to Licensor under this Agreement; or

(d) any material breach by Licensee of its covenants pursuant to this Agreement;

in each case, except to the extent such Claims result from Section 10.1(a)–(e) (Indemnification by Licensor). The foregoing obligation shall not apply to the extent that the Licensor Indemnitees fail to comply with the procedures set forth in Section 10.3 (Indemnification Procedure) and Licensee’s defense of the relevant Claims is prejudiced by such failure.

10.3 Indemnification Procedure. If either Party is seeking to enforce its rights under Sections 10.1 (Indemnification by Licensor) or 10.2 (Indemnification by Licensee) (the “Indemnified Party”), such Indemnified Party shall inform the other Party (the “Indemnifying Party”) of the Claim giving rise to the obligation to indemnify pursuant to such section as soon as reasonably practicable after receiving notice of the Claim, but not later than [***] after receiving notice of the Claim. The Indemnifying Party may assume the defense of any such Claim for which it is obligated to indemnify the Indemnified Party. The Indemnified Party shall cooperate with the Indemnifying Party and the Indemnifying Party’s insurer as the Indemnifying Party may reasonably request, and at the Indemnifying Party’s cost and expense. The Indemnified Party may participate, at its own expense and with counsel of its choice, in the defense of any Claim or suit that has been assumed by the Indemnifying Party. Neither Party shall have the obligation to indemnify the other Party in connection with any settlement made without such Party’s written

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consent, which consent shall not be unreasonably conditioned, withheld, or delayed. If the Parties cannot agree as to the application of Section 10.1 (Indemnification by Licensor) or Section 10.2 (Indemnification by Licensee) as to any Claim, pending resolution of the dispute pursuant to Section 13.9 (Dispute Resolution), the Parties may conduct separate defenses of such Claim, with each Party retaining the right to Claim indemnification from the other Party in accordance with Section 10.1 (Indemnification by Licensor) or Section 10.2 (Indemnification by Licensee) upon resolution of the underlying Claim.

10.4 Mitigation of Loss. Each Indemnified Party shall take and shall procure that its Affiliates take all such reasonable steps and actions as are reasonably necessary or as the Indemnifying Party may reasonably require in order to mitigate any Claims (or potential losses or damages) under this ARTICLE 10 (Indemnification). Nothing in this Agreement shall or shall be deemed to relieve any Party of any common law or other duty to mitigate any losses incurred by it.

10.5 Special, Indirect and Other Losses. EXCEPT IN THE EVENT OF LICENSOR’S BREACH OF SECTION 2.5 (EXCLUSIVITY) OR A PARTY’S BREACH OF ARTICLE 11 (CONFIDENTIALITY), NEITHER PARTY SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT OR ANY LICENSE GRANTED HEREUNDER; provided, however, that this Section 10.5 (Special, Indirect and Other Losses) shall not be construed to limit either Party’s indemnification obligations under Section 10.1 (Indemnification by Licensor) or Section 10.2 (Indemnification by Licensee), as applicable.

10.6 Insurance. Each Party, at its own expense, shall maintain product liability and other appropriate insurance (or self-insure) in an amount consistent with sound business practice and reasonable in light of its obligations under this Agreement during the Term. Each Party shall provide a certificate of insurance (or evidence of self-insurance) evidencing such coverage to the other Party upon request.

ARTICLE 11

CONFIDENTIALITY; PUBLICATION

11.1 Duty of Confidence. Subject to the other provisions of this ARTICLE 11 (Confidentiality; Publication):

(a) all Confidential Information disclosed by a Party (the “Disclosing Party”) or its Affiliates under this Agreement will be maintained in confidence and otherwise safeguarded by the recipient Party (the “Receiving Party”) and its Affiliates using at least the same standard of care as the Receiving Party uses to protect its own proprietary or Confidential Information (but in no event less than reasonable care);

(b) the Receiving Party may only use any such Confidential Information for the purposes of performing its obligations or exercising its rights under this Agreement; and

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(c) the Receiving Party may disclose Confidential Information of the Disclosing Party only to: (i) the Receiving Party’s Affiliates and, in the case of Licensee as the Receiving Party, its Sublicensees; and (ii) employees, directors, agents, contractors, consultants and advisers of the Receiving Party and its Affiliates and, in the case of Licensee as the Receiving Party, Sublicensees, in each case to the extent reasonably necessary for the purposes of, and for those matters undertaken pursuant to, this Agreement; provided that such persons are bound to maintain the confidentiality, and not to make any unauthorized use, of the Confidential Information in a manner consistent with this ARTICLE 11 (Confidentiality; Publication).

11.2 Exceptions. The foregoing obligations as to particular Confidential Information of a Disclosing Party shall not apply to the extent that the Receiving Party can demonstrate by competent evidence that such Confidential Information:

(a) is known by the Receiving Party at the time of its receipt, and not through a prior disclosure by the Disclosing Party, as shown by contemporaneous written documents of the Receiving Party;

(b) is in the public domain by use or publication before its receipt from the Disclosing Party, or thereafter enters the public domain through no fault of, or breach of this Agreement by, the Receiving Party;

(c) is subsequently disclosed to the Receiving Party on a non-confidential basis by a Third Party who may lawfully do so and is not under an obligation of confidentiality to the Disclosing Party; or

(d) is developed by the Receiving Party independently and without use of or reference to any Confidential Information disclosed to it by or on behalf of the Disclosing Party, as shown by contemporaneous written documents of the Receiving Party.

11.3 Authorized Disclosures. Notwithstanding the obligations set forth in Section 11.1 (Duty of Confidence), the Receiving Party may disclose Confidential Information of the Disclosing Party and the terms of this Agreement to the extent such disclosure is reasonably necessary in the following instances:

(a) filing or prosecuting of Patents as permitted by this Agreement;

(b) enforcing the Receiving Party’s rights under this Agreement or performing the Receiving Party’s obligations under this Agreement;

(c) in Regulatory Documentation for Licensed Products that such Party has the right to file under this Agreement;

(d) prosecuting or defending litigation as permitted by this Agreement;

(e) to the Receiving Party’s directors, Affiliates, actual or potential Sublicensees (in the case of Licensee), commercial partners, independent contractors, consultants, attorneys, independent accountants or financial advisors who, in each case, have a need to know

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such Confidential Information in order for the Receiving Party to exercise its rights or fulfill its obligations under this Agreement, provided that, in each case, that any such person agrees to be bound by terms of confidentiality and non-use (or, in the case of the Receiving Party’s attorneys and independent accountants, such person is obligated by applicable professional or ethical obligations) at least as restrictive as those set forth in this ARTICLE 11 (Confidentiality; Publication);

(f) to actual or potential investors, investment bankers, lenders, other financing sources or acquirors (and attorneys and independent accountants thereof) in connection with potential investment, acquisition, collaboration, merger, public offering, due diligence or similar investigations by such Third Parties or in confidential financing documents, provided that, in each case, that any such Third Party agrees to be bound by terms of confidentiality and non-use (or, in the case of the Receiving Party’s attorneys and independent accountants, such Third Party is obligated by applicable professional or ethical obligations) that are no less stringent than those contained in this Agreement (except to the extent that a shorter confidentiality period is customary in the industry); and

(g) such disclosure is required by court order, judicial or administrative process or Applicable Law, provided that in such event the Receiving Party shall promptly inform the Disclosing Party of such required disclosure and provide the Disclosing Party an opportunity to challenge or limit the disclosure obligations. Confidential Information that is disclosed as required by court order, judicial or administrative process or Applicable Law shall remain otherwise subject to the confidentiality and non-use provisions of this ARTICLE 11 (Confidentiality; Publication), and the Receiving Party shall take all steps reasonably necessary, including seeking of confidential treatment or a protective order, to ensure the continued confidential treatment of such Confidential Information.

11.4 Publication. Licensor shall not publish nor otherwise publicly disclose any data or results regarding any Gene Therapy or Licensed Product without the prior written consent of Licensee. Licensor does not have any data, results, or publications currently under review that may be published or otherwise publicly disclosed after the Effective Date. After the Effective Date, Licensee may freely publish and give presentations on its Development and Commercialization of the Gene Therapies or Licensed Products.

11.5 Publicity; Use of Names. No disclosure of the existence, or the terms, of this Agreement may be made by either Party or its Affiliates, and neither Party shall use the name, trademark, trade name or logo of the other Party, its Affiliates or their respective employees in any publicity, promotion, news release or disclosure relating to this Agreement or its subject matter, without the prior express written permission of the other Party, except as set forth in Section 11.7 (Disclosure to the SEC) or as otherwise may be required by law. Notwithstanding the above, each Party and its Affiliates may disclose on its website and in its promotional materials that the other Party is a development partner of such Party for the Licensed Products and may use the other Party’s name and logo in conjunction with such disclosure.

11.6 Prior Confidentiality Agreement. As of the Effective Date, the terms of this ARTICLE 11 (Confidentiality; Publication) shall supersede any prior non-disclosure, secrecy or confidentiality agreement between the Parties (or their Affiliates) relating to the subject of this

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Agreement, including the Confidentiality Agreement. Any information disclosed pursuant to any such prior agreement shall be deemed Confidential Information for purposes of this Agreement.

11.7 Disclosure to the SEC.

(a) A Party may disclose this Agreement and its terms, and material developments or material information generated under this Agreement, in securities filings (including any Form S-1, amended Form S-1, or subsequent quarterly or annual filings) with the U.S. Securities and Exchange Commission (“SEC”) (or equivalent foreign agency) to the extent required by Applicable Law after complying with the procedure set forth in this Section 11.7 (Disclosure to the SEC). In such event, the Party seeking to make such disclosure will prepare a draft confidential treatment request and a redacted version of this Agreement to request confidential treatment for this Agreement, which redacted version will be provided to the other Party. The Party seeking such disclosure shall exercise Commercially Reasonable Efforts to obtain confidential treatment of this Agreement from the SEC as represented by such redacted version provided to the other Party.

(b) Further, each Party acknowledges that the other Party may be legally required, or may be required by the listing rules of any exchange on which the other Party’s or its Affiliate’s securities are traded, to make public disclosures (including in filings with the SEC or other agency) of certain material developments or material information generated under this Agreement and agrees that each Party may make such disclosures as required by law or such listing rules, provided that the Party seeking such disclosure shall provide the other Party with a copy of the proposed text of such disclosure sufficiently in advance of the scheduled release to afford such other Party a reasonable opportunity to review and comment thereon.

11.8 Press Release.

(a) The Licensee may issue a press release or make a public announcement concerning the material terms of this Agreement or the Development or Commercialization of the Licensed Product under this Agreement, such as the achievement of Regulatory Approvals of the Licensed Product, at Licensee’s sole discretion and without needing to obtain the consent of the Licensor. If the Licensor desires to issue a press release or make a public announcement concerning the material terms of this Agreement or the Development or Commercialization of the Licensed Product under this Agreement, such as the achievement of Regulatory Approvals of the Licensed Product, Licensor shall provide the Licensee with the proposed text of such announcement for prior review and approval by the Licensee.

(b) The Parties agree that after a public disclosure has been made or a press release or other public announcement has been issued in compliance with this Agreement, each Party may make subsequent public disclosures or issue press releases or other public announcements disclosing the same content without having to obtain the other Party’s prior consent and approval.

11.9 Reporting of Financial Information. From and after the Effective Date, to the extent required by the SEC in connection with Licensee or an Affiliate of Licensee registering securities in a public offering, Licensor shall (a) cooperate with Licensee or its Affiliates and their

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respective accountants and auditors by providing access to information, books, and records related to the Licensed Products as Licensee may reasonably request in connection with the preparation by Licensee or its Affiliates of historical and pro forma financial statements related to the Licensed Products as may be required to be included in any filing made by Licensee or any of its Affiliates under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder, including Regulation S-X and (b) without limiting the foregoing, shall provide Licensee with such information as is required for Licensee or its Affiliates to prepare audited “carve out” financial statements related to the Licensed Products, for the two (2) Fiscal Years prior to the Effective Date (or such shorter period as agreed to by Licensee) and information requested by Licensee and reasonably necessary to prepare any applicable pro forma financial information required to be filed by Licensee with the SEC. Such cooperation shall include, as applicable, (i) the signing of management representation letters to the extent required in connection with any such audit performed by Licensee’s auditors, (ii) providing Licensee or its Affiliates and their respective accountants and auditors with access to management representation letters provided by Licensor to Licensor’s accountants and auditors, and (iii) causing Licensor’s accountants, auditors, and counsel to cooperate with Licensee or its Affiliates and its accountants, auditors, and counsel in connection with the preparation and audit of any financial information to be provided under this Section 11.9 (Reporting of Financial Information). If Licensor is required to provide Licensee with the audited financial statements contemplated hereunder, the selection of an external audit firm will be at the discretion of Licensor. Such financial statements shall be derived from Licensor’s historical financial statements, and accurately present in all material respects the financial position of the Licensed Products as of the dates thereof. Licensor hereby consents to the inclusion or incorporation by reference of any financial statements provided to Licensee under this Section 11.9 (Reporting of Financial Information) in any filing by Licensee or its Affiliates with the SEC and, upon request therefor of Licensee, agrees to request that any auditor of Licensor that audits any financial statements provided to Licensee or its Affiliates under this Section 11.9 (Reporting of Financial Information) consent to the inclusion or incorporation by reference of its audit opinion with respect to such financial statements in any filing by Licensee or its Affiliates with the SEC.

ARTICLE 12

TERM AND TERMINATION

12.1 Term. Unless earlier terminated as permitted by this Agreement, the term of this Agreement commences upon the Effective Date and continues in full force and effect, on a Licensed Product-by-Licensed Product basis, until the expiration of the Royalty Term for such Licensed Product in the Territory (the “Term”). Upon the expiration (but not early termination) of the Term for such Licensed Product, the licenses granted to Licensee shall continue in effect, as non-exclusive, fully paid-up, royalty-free, transferable, perpetual and irrevocable, with the right to grant Sublicenses through multiple tiers, with respect to such Licensed Product in the Field in the Territory.

12.2 Termination.

(a) Termination by Licensee for Convenience. At any time, Licensee may terminate this Agreement, at its sole discretion and for any reason or no reason, in its entirety or on a Licensed Product-by-Licensed Product basis, by providing written notice of termination to

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Licensor, which notice includes an effective date of termination at least (i) ninety (90) days after the date of the notice if the notice is given before the Regulatory Approval of any Licensed Product; or (ii) one hundred eighty (180) days after the date of the notice if the notice is given after the Regulatory Approval of any Licensed Product.

(b) Termination for Cause. If either Party believes that the other is in material breach of its obligations hereunder, then the non-breaching Party may deliver notice of such breach to the other Party. The allegedly breaching Party shall have ninety (90) days to cure such breach from the receipt of the notice; provided, that if such breach is capable of being cured but cannot be cured within such ninety (90)-day period, the breaching Party may cure such breach during an additional period as is reasonable in the circumstances by initiating actions to cure such breach during such ninety (90)-day period and using Commercially Reasonable Efforts to pursue such actions. If the allegedly breaching Party fails to cure that breach within the applicable period set forth above, then the Party originally delivering the notice of breach may terminate this Agreement on written notice of termination. Any right to terminate this Agreement under this Section 13.2(b) (Termination for Cause) shall be stayed and the applicable cure period tolled if, during such cure period, the Party alleged to have been in material breach shall have initiated dispute resolution in accordance with Section 13.9 (Dispute Resolution) with respect to the alleged breach, which stay and tolling shall continue until such dispute has been resolved in accordance with Section 13.9 (Dispute Resolution). If a Party is determined to be in material breach of this Agreement, the other Party may terminate this Agreement if the breaching Party fails to cure the breach within thirty (30) days after the conclusion of the dispute resolution procedure (and such termination shall then be effective upon written notification from the notifying Party to the breaching Party).

(c) Termination for Bankruptcy. This Agreement may be terminated at any time during the Term by either Party upon the other Party’s filing or institution of bankruptcy, reorganization, liquidation or receivership proceedings, or upon an assignment of a substantial portion of the assets for the benefit of creditors by the other Party; provided, however, that in the case of any involuntary bankruptcy proceeding such right to terminate shall only become effective if the Party consents to the involuntary bankruptcy or such proceeding is not dismissed within ninety (90) days after the filing thereof.

12.3 Effect of Termination. Upon termination of this Agreement by: (a) Licensee pursuant to Section 12.2(a) (Termination by Licensee for Convenience); (b) either Party pursuant to Section 12.2(b) (Termination for Cause); or (c) either Party pursuant to Section 12.2(c) (Termination for Bankruptcy), the following consequences shall apply (either to the Agreement in its entirety, or on a Licensed Product-by-Licensed Product bases, as applicable) and shall be effective as of the effective date of such termination:

(i) Licensee’s licenses under Section 2.1 (Licenses to Licensee) shall terminate;

(ii) Licensee shall return to Licensor or destroy, at Licensor’s election, all Confidential Information of Licensor, including all copies thereof and all materials, substances and compositions delivered or provided by Licensor to Licensee; provided, however, that Licensee may keep one copy of such Confidential Information in its legal files solely for the purpose of enabling it to comply with the provisions of this Agreement, and Licensee shall not be required to

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remove such Confidential Information from its back-up or archive electronic records, including its electronic laboratory notebook and laboratory information management systems; and

(iii) Licensor shall be solely responsible for all future Development, manufacture and Commercialization of Gene Therapies and Licensed Products in the Field, at its sole cost and expense.

12.4 Alternative to Termination. Without limiting any other remedy that may be available to Licensee hereunder, if Licensee has the right under Section 12.2(b) (Termination for Cause) to terminate this Agreement, but elects by written notice to Licensor to not exercise such right and continue this Agreement, this Agreement shall continue in full force and effect, except that all milestone and royalty payment obligations under this Agreement from Licensee to Licensor shall be reduced by [***] to the extent such obligations accrue following the date of Licensee’s notice of its right to terminate under Section 12.2(b) (Termination for Cause).

12.5 Survival. Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination, nor shall expiration or any termination of this Agreement preclude either Party from pursuing all rights and remedies it may have under this Agreement, at law or in equity, with respect to breach of this Agreement. In addition, the provisions of Articles 1, 10, 11 and 13, and Sections 2.5, 7.8, 7.9, 8.1(b), 8.1(c), 12.1, 12.3, 12.5 and 12.6 hereof shall survive the expiration or termination of this Agreement.

12.6 Termination Not Sole Remedy. Termination is not the sole remedy under this Agreement and, whether or not termination is effected and notwithstanding anything contained in this Agreement to the contrary, all other remedies will remain available except as agreed to otherwise herein.

ARTICLE 13

GENERAL PROVISIONS

13.1 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California (U.S.), without reference to any rules of conflict of laws.

13.2 Assignment.

(a) Except as expressly provided hereunder, neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by either Party without the prior written consent of the other Party (which consent shall not be unreasonably conditioned, withheld, or delayed); provided, however, that either Party may assign or otherwise transfer this Agreement and its rights and obligations hereunder without the other Party’s consent: (i) in connection with the transfer or sale of all or substantially all of the business or assets of such Party to which this Agreement relates to a Third Party, whether by merger, consolidation, divesture, restructure, sale of stock, sale of assets or otherwise; provided that in the event of any such transaction (whether this Agreement is actually assigned or is assumed by the acquiring party by operation of law (e.g., in the context of a reverse triangular merger)), intellectual property rights of the acquiring party to such transaction (if other than one of the Parties to this Agreement) and

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its Affiliates existing prior to the transaction shall not be included in the technology licensed hereunder (a “Sale Transaction”); or (ii) to an Affiliate, provided that the assigning Party shall remain liable and responsible to the non-assigning Party hereto for the performance and observance of all such duties and obligations by such Affiliate. The rights and obligations of the Parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties, and the name of a Party appearing herein will be deemed to include the name of such Party’s successors and permitted assigns to the extent necessary to carry out the intent of this section. Any assignment not in accordance with this Section 13.2 (Assignment) shall be null and void.

(b) In the event of: (i) a Sale Transaction by a Party; or (ii) the acquisition by a Party of all or substantially all of the business of a Third Party (together with any entities that were Affiliates of such Third Party immediately prior to such acquisition, an “Acquiree”), whether by merger, consolidation, divestiture, restructure, sale of stock, sale of assets or otherwise (an “Acquisition”), intellectual property rights of the acquiring party in a Sales Transaction or the Acquiree, if other than one of the Parties to this Agreement (together with any entities that were Affiliates of such Acquiree, as applicable), in each case existing prior to such transaction shall not be included in the intellectual property rights (including Patents or Know-How) licensed hereunder or otherwise subject to this Agreement.

13.3 Entire Agreement; Modification. This Agreement and the Consulting Agreement are both a final expression of the Parties’ agreement and a complete and exclusive statement with respect to all of its terms. This Agreement and the Consulting Agreement supersede all prior and contemporaneous agreements and communications, whether oral, written or otherwise, concerning any and all matters contained herein, including the Confidentiality Agreement and for clarity, the confidential and proprietary information exchanged thereunder shall be treated as Confidential Information under this Agreement. This Agreement may only be modified or supplemented in a writing expressly stated for such purpose and signed by the Parties to this Agreement.

13.4 Relationship Between the Parties. The Parties’ relationship with one another, as established by this Agreement, is solely that of independent contractors. This Agreement does not create any partnership, joint venture or similar business relationship between the Parties. Neither Party is a legal representative of the other Party. Neither Party can assume or create any obligation, representation, warranty or guarantee, express or implied, on behalf of the other Party for any purpose whatsoever.

13.5 Non-Waiver. The failure of a Party to insist upon strict performance of any provision of this Agreement or to exercise any right arising out of this Agreement shall neither impair that provision or right nor constitute a waiver of that provision or right, in whole or in part, in that instance or in any other instance. Any waiver by a Party of a particular provision or right shall be in writing, shall be as to a particular matter and, if applicable, for a particular period of time and shall be signed by such Party.

13.6 Force Majeure. Neither Party shall be held liable to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in performing any obligation under this Agreement to the extent such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, potentially including embargoes, war,

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acts of war (whether war be declared or not), acts of terrorism, insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, fire, floods, or other acts of God, or acts, omissions or delays in acting by any Governmental Authority or unavailability of materials related to the manufacture of Gene Therapies or Licensed Products. The affected Party shall notify the other Party of such force majeure circumstances as soon as reasonably practical and shall promptly undertake and continue diligently all reasonable efforts necessary to cure such force majeure circumstances or to perform its obligations in spite of the ongoing circumstances.

13.7 Severability. If any one or more of the provisions contained in this Agreement is held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless the absence of the invalidated provisions adversely affects the substantive rights of the Parties. The Parties shall in such an instance use their best efforts to replace the invalid, illegal or unenforceable provisions with valid, legal and enforceable provisions which, insofar as practical, implement the purposes of this Agreement.

13.8 Notices. Any notice to be given under this Agreement must be in writing and delivered either (a) in person, (b) by air mail (postage prepaid) requiring return receipt, (c) by overnight courier, or (d) by e-mail with delivery and return receipts requested and confirmation of delivery thereafter, to the Party to be notified at its address(es) given below, or at any address such Party may designate by prior written notice to the other. Notice shall be deemed sufficiently given for all purposes upon the earliest of: (i) the date of actual receipt; (ii) if air mailed, five (5) days after the date of postmark; (iii) if delivered by overnight courier, the next day the overnight courier regularly makes deliveries or (iv) if sent by e-mail, the date of confirmation of receipt.

If to Licensor:

Ion Channel Innovations, LLC

23 Agnes Circle,

Ardsley, NY 10502

U.S.

Attention: Directing Member

With a copy to:

one llp

4000 MacArthur Blvd.

East Tower, Suite 500

Newport Beach, CA 92660

Attention: Anthony Kuhlmann, Ph.D.

Email: [***]

If to Licensee:

Urovant Sciences GmbH

Viaduktstrasse 8

4051 Basel, Switzerland

Attention: Head of Global Transactions

Email: [***]

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With a copy to:

Urovant Sciences, Inc.

5151 California Avenue, Suite 250

Irvine, CA 92617

Attention: General Counsel

Email: [***]

13.9 Dispute Resolution

(a) Subject to Section 13.9(h) (Dispute Resolution), the Parties shall negotiate in good faith and use reasonable efforts to settle any dispute, controversy or claim arising from or related to this Agreement or the breach thereof. Subject to Section 13.9(h) (Dispute Resolution), in the event the Parties cannot resolve such dispute, controversy or claim within a period of thirty (30) days, then the matter shall be referred to designated senior executives of the Parties for resolution by the sending of a Notice of Dispute(s) for Executive Resolution. The designated senior executives shall endeavor to meet in person within ten (10) days following transmittal of the Notice of Dispute(s) for Executive Resolution. The initial designated senior executives shall be the Chief Commercial Officer of Urovant Sciences, Inc., and the Directing Member of Licensor (or the duly appointed successor). Each Party shall be entitled to name substitute senior executives upon written notice to the other Party.

(b) Subject to Section 13.9(h) (Dispute Resolution), if, after going through the procedure set forth in Section 13.9(a) (Dispute Resolution), the Parties do not fully settle, and a Party wishes to pursue the matter, each such dispute, controversy or claim that is not an Excluded Claim (defined in Section 13.9(g) (Dispute Resolution)) shall be finally resolved by binding arbitration administered by JAMS pursuant to JAMS’ Streamlined Arbitration Rules and Procedures then in effect (the “JAMS Rules”).

(c) The arbitration shall be conducted by a panel of three (3) neutral arbitrators, each of whom shall have significant legal or business experience in the pharmaceutical industry, and none of whom shall be a current or former employee or director, or a current significant shareholder, of either Party or any of their respective Affiliates or any Sublicensee: within thirty (30) days after initiation of arbitration, each Party shall select one (1) person to act as arbitrator and the two (2) Party-selected arbitrators shall select a third (3rd) arbitrator within thirty (30) days of their appointment. If the arbitrators selected by the Parties are unable or fail to agree upon the third (3rd) arbitrator, the third (3rd) arbitrator shall be appointed by JAMS. The seat of arbitration shall be New York, New York, the law governing the arbitration shall be the law of the State of New York (U.S.), and all proceedings and communications shall be in English. Within thirty (30) days after selection of the third arbitrator, the arbitrators shall conduct the Preliminary Conference (as defined in the JAMS Rules). In addressing any of the subjects within the scope of the Preliminary Conference, the arbitrators shall take into account both the desirability of making discovery efficient and cost-effective and the needs of the Parties for an understanding of any legitimate issue raised in the arbitration. The award rendered by the arbitrators shall be final,

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binding and non-appealable, and judgment may be entered upon it in any court of competent jurisdiction.

(d) Either Party may apply to the arbitrators for interim injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved. The arbitrators’ authority to award punitive or any other type of damages not measured by a Party’s compensatory damages shall be subject to the limitation set forth in Section 10.5 (Special, Indirect and Other Losses). Each Party shall bear its own costs and expenses and attorneys’ fees and an equal share of the arbitrators’ fees and any administrative fees of arbitration.

(e) Except to the extent necessary to confirm or enforce an award or as may be required by law, neither Party nor an arbitrator may disclose the existence, content, or results of an arbitration without the prior written consent of the other Party. In no event shall an arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the dispute, controversy or claim would be barred by the applicable California statute of limitations.

(f) The Parties agree that, in the event of a dispute over the nature or quality of performance under this Agreement, neither Party may terminate this Agreement until final resolution of the dispute through arbitration or other judicial determination. The Parties further agree that any payments made pursuant to this Agreement pending resolution of the dispute shall be refunded if an arbitrator or court determines that such payments are not due.

(g) As used in this Section 13.9 (Dispute Resolution), the term “Excluded Claim” means a dispute, controversy or claim that concerns (i) the construction, scope, validity, enforceability, inventorship or infringement of a patent, patent application, trademark or copyright; or (ii) any antitrust, anti-monopoly or competition law or regulation, whether or not statutory.

(h) Nothing contained in this Agreement shall deny either Party the right to seek injunctive or other equitable relief from a court of competent jurisdiction in the context of a bona fide emergency or prospective irreparable harm, and such an action may be filed and maintained notwithstanding any ongoing discussions between the Parties or any ongoing arbitration proceeding. In addition, either Party may bring an action in any court of competent jurisdiction to resolve disputes pertaining to the validity, construction, scope, enforceability, infringement or other violation of Patents or other intellectual property rights, and no such claim shall be subject to arbitration pursuant to Sections 13.9(b) (Dispute Resolution) and 13.9(c) (Dispute Resolution).

13.10 Performance by Affiliates. Each Party may perform its obligations and exercise any rights hereunder (directly or indirectly) through any of its Affiliates. Each Party hereby guarantees the performance by its Affiliates of such Party’s obligations under this Agreement, and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance. Any breach by a Party’s Affiliate of any of such Party’s obligations under this Agreement shall be deemed a breach by such Party, and the other Party may proceed directly against such Party without any obligation to first proceed against such Party’s Affiliate.

13.11 Headings. The captions to the several Articles, Sections and subsections hereof are not a part of this Agreement, but are merely for convenience to assist in locating and reading the several Articles and Sections hereof.

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13.12 Waiver of Rule of Construction. Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement. Accordingly, the rule of construction that any ambiguity in this Agreement shall be construed against the drafting Party shall not apply.

13.13 Business Day Requirements. If any notice or other action or omission is required to be taken by a Party under this Agreement on a day that is not a Business Day, then such notice or other action or omission shall be deemed to require such notice or action or omission to be taken on the next occurring Business Day.

13.14 English Language. This Agreement has been prepared in the English language, and the English language shall control its interpretation. In addition, all notices required or permitted to be given hereunder, and all written, electronic, oral or other communications between the Parties regarding this Agreement shall be in the English language.

13.15 Interpretation. All references in this Agreement to the singular include the plural where applicable. Unless otherwise specified, references in this Agreement to any Article include all Sections, subsections and paragraphs in such Article, and references to any Section include all subsections and paragraphs in such Section. The word “including” and similar words mean “including without limitation”. The words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision. The word “or” is used in the conjunctive sense (i.e., “and/or”), unless the context clearly requires otherwise. All references to days in this Agreement mean calendar days, unless otherwise specified. Except as otherwise specified herein, references to a person or entity are also to its permitted successors and assigns.

13.16 Further Assurances. Each Party shall duly execute and deliver or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents and instruments, as may be necessary or as the other Party may reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes hereof or to better assure and confirm unto such other Party its rights and remedies under this Agreement.

13.17 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the Parties hereto have caused this LICENSE AGREEMENT to be executed and entered into by their duly authorized representatives as of the Effective Date.

ION CHANNEL INNOVATIONS, LLC By: /s/ Arnold Melman, M.D. Name: Arnold Melman, M.D. Title: Directing Member	UROVANT SCIENCES, GMBH By: /s/ Sascha Bucher Name: Sascha Bucher Title: Head of Global Transactions

SIGNATURE PAGE TO LICENSE AGREEMENT

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Exhibit A	Licensor Patents as of the Effective Date

• [***]

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